Exhibit 99.1

Bionik Laboratories Announces Agreement with The Transitional Learning Center for InMotion Arm Robotic Systems

Second institution to take advantage of new rental option

TORONTO and BOSTON – June 21, 2018 – Bionik Laboratories Corp. (OTCQB: BNKL) (“Bionik” or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced it has delivered two of its InMotion Arm robotic systems to The Transitional Learning Center (“TLC”). TLC will utilize the two InMotion Arm robotic systems for use in its facilities in Galveston and Lubbock, Texas.

Bionik’s rental financing option, announced last year, offers healthcare providers access to its state-of-the-art rehabilitation products on a rental basis, which assists in managing upfront costs and avoids facility capital equipment budgeting cycles. Through the agreement, TLC will pay low monthly rental fees to utilize two InMotion Arm systems, spreading the cost over an extended period of time.

“Bionik’s InMotion Arm system advances our mission of treatment and rehabilitation by providing a new option for survivors of brain injury throughout the Galveston and Lubbock regions. We could not be more excited to be making this innovative technology available to our patients,” said Steve Takacs, President and CEO, The Transitional Learning Center. “We’d like to thank Mr. Moody, our founder, for his vision and generosity to ensure our treatment programs are at the forefront of the industry, allowing our patients the best opportunity to transition from a comprehensive rehabilitation setting to one based on community reentry as their functioning improves. We pride ourselves on offering industry-leading treatment programs to our patients and believe the InMotion Arm system further strengthens that portfolio.”

Established in 1982, TLC is considered a pioneer in the field of brain injury treatment and rehabilitation, providing survivors of acquired brain injury with a continuum of care to include residential post-acute brain injury rehabilitation, community reentry, and long-term supportive care. TLC provides a comprehensive neuro-rehabilitation program that includes neuropsychological services, cognitive rehabilitation, speech-language pathology, occupational therapy, physical therapy, therapeutic recreation, medical, nursing, and case management services. It was founded in Galveston by philanthropist Robert L. Moody, Sr., after his son was severely injured in an auto accident 38 years ago, and has since helped almost 3,000 patients.

“This is the second healthcare institution to bring our leading rehabilitation and assistive robotic technologies to their patients via our rental program,” said Dr. Eric Dusseux, Chief Executive Officer of Bionik Laboratories. “TLC’s reputation for post-acute brain injury rehabilitation is well established and we are proud to be part of their program offerings. This partnership is another positive step for Bionik as we reach sales agreements in regional facilities across the U.S. through our rental option, which in turn shortens our sales cycle by providing financial flexibility to our customers. We look forward to a successful long-term partnership with TLC and to continuing to bring our innovative therapy solutions to patients in need.”

According to the Texas Brain Injury Alliance, 144,000 Texans sustain a traumatic brain injury each year, or one every four minutes. There are also more than 381,000 Texans living with a disability due to a traumatic brain injury - a substantial population that could benefit from Bionik’s InMotion Arm systems.

The InMotion Arm is used regularly in more than 20 countries to help stroke survivors and those with other neurological conditions regain arm movement by training shoulder protraction/retraction, flexion/extension, abduction/adduction, internal/external rotation and elbow flexion/extension. The improved InMotion Arm Therapy, announced earlier this year, was developed according to the principles of motor learning and neuro-plasticity. The therapy provides the same clinical efficacy as the original system developed more than 28 years ago and has been extensively researched worldwide. InMotion Arm therapy guides the patient through specific tasks, aiming to improve motor control of the arm by increasing strength, range of motion and coordination, and assisting with the provision of efficient, effective and intensive sensorimotor therapy. To learn more, please visit www.bioniklabs.com.

About Bionik Laboratories

Bionik Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

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